Exhibit 10.1

Execution Version

August 7, 2024

Harout Semerjian

RE:RETENTION AGREEMENT AND OFFER OF REVISED SEVERANCE ELIGIBILITY

Dear Harout:

Thank you for all of your contributions to GlycoMimetics, Inc. (the “Company”). Your role is critical to the next phase of the Company. Our hope is that, despite the fact that you may have other employment opportunities, you will remain employed with the Company until the Company concludes that your position is no longer required. To financially incentivize you to remain employed by the Company for this period (which we expect may be several months), we are pleased to offer you a retention bonus and enhanced severance eligibility, as summarized below.

Retention Bonus

If you remain employed by the Company through December 31, 2024 (the “Earn Date”), and provided you have not tendered your resignation before such date and the Company has not terminated your employment for Cause (as defined in your Executive Employment Agreement, dated as of August 3, 2021 (the “Employment Agreement”)) before the Earn Date, then, you will be eligible to receive, as a retention bonus, an amount equal to your 2024 Target Bonus (the “Retention Bonus”). If earned, the Retention Bonus will be paid on the next regularly scheduled payroll date after the Earn Date in a lump sum and will be subject to applicable payroll withholdings and deductions. For avoidance of doubt, if you remain employed through the date that 2024 bonuses would ordinarily paid (in early 2025), and have already received the Retention Bonus, you will not be eligible to receive a 2024 Target Bonus, but you will be eligible to receive a prorated target bonus for 2025 based on the number of months you are employed in 2025.

Additional Severance Benefits

Additionally, if you remain employed by the Company through the date the Company notifies you that your position is no longer required (the “Anticipated Separation Date”), and provided you have not tendered your resignation before such date and the Company has not terminated your employment for Cause before that date, then, in addition to the severance benefits provided in your Employment Agreement, you will be eligible to receive the additional severance benefits listed below (the “Additional Severance Benefits”):

•	A waiver of the non-competition and non-solicitation provisions of your Confidentiality Agreement (as defined below).
•

In the event that your separation date occurs before Earn Date, (and you have not received the Retention Bonus), then you will receive as an Additional Severance Benefit, an amount equal to the Retention Bonus. In the event your separation date occurs after the Earn Date (and you have already received the Retention Bonus), you will not receive any further severance in respect of that amount.

•

In the event that on or within three (3) months immediately following your separation date, the Company has signed a definitive agreement (other than a term sheet or letter of intent) that results in a Change in Control (as defined in the Employment Agreement)

within twelve (12) months after the separation date, then any severance benefits you are receiving (or have received as of such date) shall be increased such that you will receive the same amount of severance benefits you would have been eligible to receive upon a Change in Control Termination, as described in Section 9.3 of the Employment Agreement. For avoidance of doubt, (i) any incremental payment under this bullet will equal .5x the 2024 Target Bonus, and (ii) a dissolution of the Company would not trigger any enhanced Change in Control severance payments as described in this bullet.

•

Notwithstanding anything to the contrary in your Employment Agreement, your severance (including any enhanced severance due to a Change in Control as described in the bullet above) will be paid in a lump sum, but solely to the extent that payment in a lump sum would not result in adverse tax consequences under Code Section 409A. Any enhanced severance you are eligible to receive due to a Change in Control described in the above bullet will be paid at the time of the closing of the Change in Control.

To receive the Additional Severance Benefits, you will be required to timely execute and allow to become effective the Company’s standard separation agreement which will provide the details of each of the Additional Severance Benefits.

This letter is intended to provide a financial incentive to you and is not intended to confer any rights to continued employment upon you. Nothing in this letter is intended to alter your at-will employment relationship, and except as otherwise modified herein with respect to severance eligibility, all other provisions of the Employment Agreement and your Employee Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement (the “Confidentiality Agreement”) remain in full force and effect.

All questions concerning the construction, validity and interpretation of this letter will be governed by the laws of the State of Maryland.

This letter is the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the benefits provided for herein, and it supersedes and replaces any other agreements (whether written or unwritten) you may have with the Company concerning these matters (other than the Employment Agreement and Confidentiality Agreement which remain in full force and effect). The terms of this letter may not be modified or amended except in a written agreement signed by you and a duly authorized officer of the Company.

If you would like to accept the Company’s offer of the Retention Bonus and additional severance eligibility, please sign below and return to me on or before August 7, 2024.

Sincerely,

/s/ Timothy R. Pearson
Timothy R. Pearson
Chair of Compensation Committee and
Chair of the Board of Directors

Accepted and Agreed:

/s/ Harout Semerjian	Date:	August 7, 2024
Harout Semerjian